AMENDMENT 5

TO

GENERAL TERMS AGREEMENT (GTA) BCA-65520-0032

BETWEEN

THE BOEING COMPANY

AND

SPIRIT AEROSYSTEMS, INC.

THIS AMENDMENT 5 (“Amendment”) to General Terms Agreement BCA-65520-0032, dated June 16, 2005, is entered into as of the last date executed below by and between Spirit AeroSystems, Inc., a Delaware corporation (“Spirit”), and The Boeing Company, a Delaware corporation (“Boeing”). Hereinafter, Spirit and Boeing may be referred to jointly as “Parties” hereto.

RECITALS

A.The Parties entered into Special Business Provisions BCA-MS-65530-0019 (“SBP”) and General Terms Agreement GTA BCA-65520-0032 (“GTA”) on June 16, 2005 (together, the “Agreement”).
B.The most recent amendment to the GTA is Amendment 4, dated December 21, 2023.
C.All capitalized terms used but not defined in this Amendment have the same meaning as in the Agreement.
D.The Parties wish to amend the GTA as set forth herein.

1.Agreement.
1.1.The list of GTA AMENDMENTS of the Agreement is hereby deleted in its entirety and replaced as follows:

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“AMENDMENTS”

Number 1 2 3 4 5
Description

Spirit name change – All references to Mid-Western Aircraft Systems Inc. are changed to Spirit AeroSystems Inc. or Spirit

8.1.A: Deleted reference to SBP Section 3.4.2.3 to conform with SBP Amendment 17

Replaced Section 15.3 and added Section 29.0

Added Section 8.5 and Replaced Section 20.4

Replaced GTA Section 10.1 “Excusable Delay” and Section 10.2 “Delays Attributable to Boeing”
	Date 06/19/09 05/12/11 01/19/21 12/21/23 12/13/24	Approval J. Loomis M. Kurimsky R. Parks M. Kurimsky H. Langowski E. Bossler D. Armani L. Hampton I. Segovia B. Wilson

1.2.GTA Section 10.1 “Excusable Delay” is deleted in its entirety and replaced with GTA Section 10.1 “Excusable Delay,” attached hereto as Exhibit A.
1.3.GTA Section 10.2 “Delays Attributable to Boeing” is deleted in its entirety and replaced with GTA Section 10.2 “Delays Attributable to Boeing,” attached hereto as Exhibit B.
2.Miscellaneous.
2.1.All other provisions of the Agreement remain unchanged and in full force and effect.
2.2.This Amendment cancels and supersedes all previous agreements between the Parties relating to the content of this Amendment, whether written or oral.
2.3.Boeing may periodically consolidate this Amendment and all previous amendments into the Agreement for administrative purposes.
3.Governing Law.
This Amendment shall be governed by the internal laws of the State of Washington without reference to any rules governing conflict of laws.
4.Confidentiality.
This Amendment contains Proprietary Information pursuant to the Agreement.

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EXECUTED as of the date and year last set forth below by the duly authorized representatives of the Parties.

THE BOEING COMPANY	SPIRIT AEROSYSTEMS, INC.

/s/ Isabella Segovia	/s/ William Wilson
Signature	Signature

Isabella Segovia	William Wilson
Printed name	Printed name

Contracts Procurement Agent	Sr Mgr Contracts
Title	Title

12/19/2024	12/19/2024
Date	Date

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EXHIBIT A
10.1Excusable Delay
A.If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of Spirit or of its suppliers or subcontractors or by any act or failure to act by Boeing or its service provider (“Boeing’s Service Provider”) (any such delay being hereinafter referred to as "Excusable Delay"), the delivery date of such Product shall be extended for a period to be determined by Boeing after an assessment by Boeing and Spirit of alternative work methods and consultation by Boeing with Spirit as appropriate. Excusable Delays may include, but are not limited to, acts of God, war, terrorist acts, riots, acts of government, fires, floods, earthquakes, epidemics, quarantine restrictions, freight embargoes, strikes or unusually severe weather, but shall exclude Spirit's noncompliance with any legal requirement as required by GTA Section 15.1 "Compliance with Laws". However, the above notwithstanding, Boeing expects Spirit to use its best commercially reasonable efforts to continue production, recover lost time and support all schedules as established under this Agreement or any Order. Therefore, ii is understood and agreed that (i) delays in delivery of any Product of less than two (2) days duration shall not be considered to be Excusable Delays unless such delays shall occur within thirty (30) days preceding the scheduled delivery date of any Product and (ii) if delay in delivery of any Product is caused by the default of any of Spirit's subcontractors or suppliers, such delay shall not be considered an Excusable Delay unless the supplies or services to be provided by such subcontractor or supplier are not obtainable from other sources in sufficient time to permit Spirit to meet the applicable delivery schedules.
If delivery of any Product is delayed by any Excusable Delay for more than three (3) months, Boeing may (except in any case where GTA Section 10.2 "Delays Attributable to Boeing" shall apply) at such time or at any time thereafter up to the time such Product is delivered, after consultation with Spirit but without granting any additional extension, cancel all or part of any Order with respect to the delayed Products. In such event, Boeing may, in its reasonable discretion, also cancel this Agreement and the SBP in whole or in part, provided however, that prior to any such cancellation, Boeing shall have first consulted with Spirit and Boeing shall have reasonably determined that the anticipated future duration of such Excusable Delay would be longer than the time it will take to develop, and obtain Production Articles from, an alternate source. In connection with such consultation, Boeing agrees to share the basis for such determination with Spirit.

B.[Reserved].

C.If an Excusable Delay lasts more than three (3) months and Boeing cancels this Agreement and the SBP or any Order, in whole or in part, Boeing may exercise its rights and remedies of cover in respect of such Products in accordance with GTA Section 8.2.B. However, subsequent to any such cancellation of this Agreement and the SBP or any Order, in whole or in part, Spirit shall, upon the written request of Boeing, transfer title to any or all of the items described in GTA Section 8.2.F.1 "Tooling and Other Materials" and deliver such items to Boeing or its designee in a manner to be mutually agreed by the Parties. Spirit shall be entitled to reasonable compensation for (i) any such Tooling transferred to Boeing or its designee pursuant to the preceding sentence,

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including Transportation Devices, less that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit's recovery of such Tooling accepted by Boeing; and (ii) raw materials, parts, work-in-process, incomplete or completed assemblies in the possession or under the effective control of Spirit or any of its subcontractors or suppliers that are transferred and delivered to Boeing or its designee. Transportation costs for items transferred shall be at Boeing's expense.

If Boeing cancels this Agreement and the SBP in whole pursuant to this GTA Section 10.1, Spirit shall also be entitled to receive from Boeing reasonable compensation for the Nonrecurring Work costs (other than Tooling, except as provided above) anticipated by Spirit at the time of the execution of this Agreement, except for that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit's recovery of such other Nonrecurring Work costs or such costs as may have otherwise been specifically recovered from a Third Party as a result of the occurrence of the Excusable Delay.

If Boeing cancels this Agreement and the SBP in part (including any associated Order in whole or in part) pursuant to this GTA Section 10.1 with respect to a major component, Spirit shall also be entitled to receive from Boeing reasonable compensation for the Nonrecurring Work costs related to such major component (other than Tooling, except as provided above) anticipated by Spirit at the time of the execution of this Agreement, except for that portion of Shipset Prices for delivered Shipsets which may be reasonably attributable to Spirit's recovery of such other Nonrecurring Work or such costs as may have otherwise been specifically recovered from a Third Party as a result of the occurrence of the Excusable Delay.

D.No delay in performance by Spirit due to an Excusable Delay shall constitute an Event of Default or be construed in any way as a default by Spirit under this Agreement, the SBP or any Order.”

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EXHIBIT B
10.2Delays Attributable to Boeing
In the event of any delay caused by Boeing or Boeing’s Service Provider affecting Spirit’s delivery schedule, Boeing and Spirit shall seek commercially practical solutions to assure Boeing maintains on-schedule delivery of the Aircraft to its Customers. If such solutions cause additional cost impact to Spirit, Boeing will compensate Spirit for the reasonable costs of such impact. To the extent any delay is foreseeable, Boeing shall notify Spirit as soon as practicable. In no event shall any such delay affecting Spirit’s delivery schedule constitute an Event of Default by Spirit.

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